Quark Technology Global Inc. “ QTGI ” Investment Deck 2022

Introduction About Quark We are a publicly traded Nevada corporation formed on July 23 , 2003 . Through our wholly - owned subsidiary, BioEm Overseas Development Co . , Ltd . , a company incorporated in Hong Kong, and our wholly foreign - owned enterprises (“WFOEs”) in the PRC, are parties with Chinese government authorities in connection with a leasing opportunity in a cloud computing and big data center in Guangxi Autonomous Region and another opportunity for an industrial hemp operation in Yunnan Province . Quark Technology Global Inc. QTGI Hemp (Yunnan) Biotechnology Co., Ltd. BioEm Overseas Development Co., Ltd. Incorporated in HK 100% owned subsidiary Incorporated in Nevada Incorporated in China 100% owned subsidiary Legal entity: WFOE* Venue : Guangxi Autonomous Region Investment area: Cloud Computing and Big Data Center Incorporated in China 100% owned subsidiary Legal entity: WFOE Venue: Y unnan Province Investment area: Industrial Hemp * WFOE: Wholly Foreign - Owned Enterprise Guangxi Free Trade Zone YaYun Network Information Technology Co., Ltd.

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Brief of the project Investment Project 1: China - ASEAN (Qinzhou) Cloud Computing and Big Data Center (Phase I) On September 24 , 2020 , Yayun Network Information Technology Co . , a WFOE in the PRC and wholly - owned subsidiary of BioEm Overseas Development Co . , Ltd . , entered into a Cloud Computing and Big Data Center (Phase I) Project Investment Framework Agreement with Qinzhou City Development Investment Group Co . , Ltd . , a wholly owned subsidiary of the City of Qinzhou . Investment Project 2: "Industrial Hemp International Industrial Park" and "Industrial Hemp Planting Base" in Yuanjiang County On September 15 , 2021 , Hemp (Yunnan) Biotechnology Co . , Ltd . , a WFOE in the PRC and wholly - owned subsidiary of BioEm Overseas Development Co . , Ltd . , secured a land lease, as lessee and in coordination with the Chinese authority, Yuanjiang Hani Yi and Dai Autonomous County People's Government . The agreement covers a startup of 2 kilometre square to a maximum of about 33 . 3 kilometre square in the next few years .

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` China - ASEAN (Qinzhou) Cloud Computing and Big Data Center (Phase 1) Quark requires a project of cloud computing and big data center to be investable and long - term. This report includes research that has been updated or revised over the years. TABLE OF CONTENTS 1. Brief of the project 2. Geographic position 3. Products & s ervices 4. Return on investment 5. Competitive advantages 6. Project progress

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1.Brief of the project The project is expected to be constructed in three phases. The first phase of the project has a total investment of about 270 million Yuan (approximately $41.7 million USD) to build a data center and operation and maintenance center, with a construction area of about 14,000 square meters (approximately 3.45 acres). The initial phase has been completed and the data center has been constructed. Tenants to the facility have completed their renovations and have moved onto the premises. The project is currently owned by the investment arm of the Chinese government. The government has promoted the region , which aims to connect the disparate regions in China's near and distant neighborhood through a massive program of infrastructure building. China - ASEAN (Qinzhou) Cloud Computing and Big Data Center (Phase I)

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2. Geographic position The Qinzhou Port Area of Guangxi Free Trade Zone covers an area of 58.19 square kilometers, accounting for nearly half of the Guangxi Free Trade Zone, covering three national open development platforms, China - Malaysia Qinzhou Industrial Park, Qinzhou Bonded Port Area and Qinzhou Port Economic and Technological Development Zone . China - ASEAN (Qinzhou) Cloud Computing and Big Data Center (Phase I) is the first phase of the construction of the Internet Security Industry Base in the Qinzhou Industrial Park in China and Malaysia. It is currently the only true offshore data center in China. China - ASEAN (Qinzhou) Cloud Computing and Big Data Center (Phase I )  POSITIONING Enhance China - ASEAN new generation information infrastructure service capabilities. Enhance the collaborative innovation capability of China - ASEAN regional industrial clusters.

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QuarK’s Yayun Services Architecture

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3. Products & s ervices China - ASEAN (Qinzhou) Cloud Computing and Big Data Center (Phase I) We provides customers in various industries in China and ASEAN countries with basic services such as customized computer room , s pace rental and host hosting. * ： all IDC related services will be provided by our 3rd party local operating company with IDC license.

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4. Return on investment As a party to the Agreement, we have the opportunity to invest in the first phase of the project. We have secured this position by helping the data center find and execute leases for space at the data center. Our investment in the first phase of the project will allow us to participate in the future rental income from the property. China - ASEAN (Qinzhou) Cloud Computing and Big Data Center (Phase I) Cloud Computing Center Artificial Intelligence Data Backup Blockchain Infrastructure Service Information Service Outsourcing

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5. Competitive advantages • Exclusive license to build and operate; • To be developed in 3 phases; • Phase 1 is completed with tenants moving in before end of 2020; • Phase 1 is a joint venture with government investment arm; • Phase 1 long term leases to Huawei and various local government departments are secured. » Designed and constructed according to the highest Tier Ⅳ international standard; » Phase 1 & 2 combined building area is 340,000 square meters, with a total investment of 7 billion yuan. The scale belongs to a large data center. China - ASEAN (Qinzhou) Cloud Computing and Big Data Center (Phase I) Fully modular construction concept. Modular design will evolve from modularization of components to modularization of the architecture and modularization of the computer room, eventually achieving full modularization of the data center. Fully modularized has the advantages of rapid deployment, flexible expansion, simple operation and maintenance, high efficiency and energy saving .

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6. Project progress China - ASEAN (Qinzhou) Cloud Computing and Big Data Center (Phase I) November 18, 2019 China - Malaysia Qinzhou Industrial Park filed through the data center project April 2020 China communications channel " Xiaoan Zhijing " project settled in the data center September 24, 2020 The project agreement officially signed

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` Industrial Hemp for CBD Project based in Yunnan China TABLE OF CONTENTS 1. Brief of the project 2. Geographic position 3. Business model 4. Competitive advantages 5. Investment pro - forma 6. Project progress

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Our Yunnan subsidiary Hemp (Yunnan) Biotechnology Co . , Ltd . is the lessee and in coordination with the local authority, Yuanjiang Hani Yi and Dai Autonomous County People's Government for the land assembly . The agreement covers a startup of 2 kilometers square to a maximum of about 33 . 3 kilometers square in the next few years . Basically, it is a land lease assembly all over the region, Lease rate on per acre of land starts at USD 800 per annum . Cost on farmland per acre is $ 1 per acre and cost is set at USD 7 , 500 per annum . On the land we pick, we have the right to convert existing use of the farmland from any crop to industrial hemp growth with a one - time conversion fee . "Industrial Hemp International Industrial Park" and "Industrial Hemp Planting Base" in Yuanjiang County 1.Brief of the project

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Yunnan Province has a historical tradition of industrial hemp cultivation, has accumulated rich comparative and leading advantages in science and technology, talents, development depth and breadth, has begun to take shape in planting and processing, has basically orderly supervision, and has formed a good foundation for market share and sales channels . Since 2018 , with the upsurge in the capital market, Yunnan Province has become a hot land for industrial hemp investment . The number of enterprises with processing licenses in Yunnan Province has increased from 5 to 14 , and another 87 are in the stage of pre - approval and project construction . The industrial hemp extraction and processing capacity in Yunnan Province will reach an unprecedented scale, forming the largest extraction and processing gathering place in the world . "Industrial Hemp International Industrial Park" and "Industrial Hemp Planting Base" in Yuanjiang County 2. Geographic position Yuanjiang County is located in the south central part of Yunnan Province. Yuanjiang County is an important gateway to South Asia and Southeast Asia. Three expressways, namely Kunming Mohan, Yongjin and Shihong, pass through. Yumo high - speed railway will be opened to traffic by the end of 2021. Yuanjiang County is a frontier facing Laos, Thailand, Myanmar, Vietnam and other countries.

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3. Business model Quark has secured grow license in Yunnan to do the followings: • Tissue culture, cloning and cultivation; • Harvest and extract; • Process and manufacture into consumer products; • Export all products; • Also secured long term land leases at various locations within the Province; • All harvested plants will be extracted locally and then to be exported back to North America and Europe for distribution. "Industrial Hemp International Industrial Park" and "Industrial Hemp Planting Base" in Yuanjiang County CBD is an emerging industry and will grow significantly in the next decade. It is our company objective to establish our presence and capture market share in a timely fashion. We are on the supply side and will be able to move into consumer products sector right away. We are in the process of inviting international brands to joint venture with us to develop brandings for CBD base consumer products.

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4. Competitive advantages • Technical partner We are teaming up with licensed Canadian cannabis company CRG Pharma Inc. to ensure that production cycle from seeds cloning, tissue culture, cultivating to harvesting meet the highest international standards, yet able to produce maximum profits for our stakeholders. • State of the art extraction facility To achieve maximum capacity while lowering cost base for our stakeholders, we choose to work with Hangzhou Toyond Biotech Co., Ltd. as our extraction partner starting in Yunnan. • Scalability Scalability of up to 33.3 Kilometres square of landfarm area, potentially becoming a Tier - 1 world producer of Industrial Hemp. • Government relationship Due to the large scale of the project, the cluster effect of industrial hemp can be brought into full play. The state, province, city and Yuanjiang County make every effort to accelerate the project construction.. "Industrial Hemp International Industrial Park" and "Industrial Hemp Planting Base" in Yuanjiang County

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5. Investment pro - forma (per acre base in USD) "Industrial Hemp International Industrial Park" and "Industrial Hemp Planting Base" in Yuanjiang County ** Market pricing reference

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6. Project progress September 22, 2019 The investment cooperation agreement with Yuanjiang county was primely signed 2019 Preliminary strategic cooperation with Canadian cannabis company CRG Pharma Inc. and Hangzhou Toyond Biotech Co. September 15, 2021 The project agreement officially signed "Industrial Hemp International Industrial Park" and "Industrial Hemp Planting Base" in Yuanjiang County

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` Contact us at: Quark Technology Global Inc. www.quarktech.co info@quarktech.co

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